Exhibit 10.25


                    CONSULTING ARRANGEMENT
                            WITH
                       G. ROBERT EVANS

     Mr. Evans is the Vice Chairman of the Board of Directors and the former Chief Executive Officer of the Company. On February 6, 2001, the Board of Directors asked Mr. Evans to provide certain consulting services to the Company through its current Chief Executive Officer, Patrick
H. Blake. Under the agreement, Mr. Evans typically meets with Mr. Blake once a month for a consulting session lasting one or two days, to discuss and consult on issues of importance to the Company. Mr. Evans receives compensation of $2,000 for each consulting session.